410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Third Quarter and First Nine-Months of Fiscal 2021

CHICAGO-(June 8, 2021) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its third quarter and first nine-months of fiscal year 2021.

	Third Quarter			Year to Date
(in thousands, except per share amounts)	Ended April 30			Ended April 30
	2021	2020	Change	2021	2020	Change
Consolidated Results
Net Sales	$76,255	$76,256	—%	$226,852	$218,383	4%
Net Income Attributable to Oil-Dri	$2,227	$4,648	(52)%	$10,510	$13,014	(19)%
Earnings per Common Diluted Share	$0.32	$0.65	(51)%	$1.49	$1.82	(18)%
Business to Business
Net Sales	$26,293	$26,683	(1)%	$80,098	$77,632	3%
Segment Operating Income	$7,146	$8,198	(13)%	$23,005	$24,046	(4)%
Retail and Wholesale
Net Sales	$49,962	$49,573	1%	$146,754	$140,751	4%
Segment Operating Income	$2,898	$6,412	(55)%	$11,487	$15,380	(25)%

Daniel S. Jaffee, President and Chief Executive Officer, stated, “The third quarter posed a few challenges for Oil-Dri, as we were up against last year’s record quarter of consolidated net sales and experienced significant cost increases while continuing to spend on strategic initiatives. Consolidated net sales for the third quarter of fiscal 2021 were flat, as revenues in the same period last year included substantial pantry loading of our cat litter products due to COVID-19. However, our industrial and sports businesses began to rebound from the pandemic, and we experienced steady growth of our agricultural and animal health products. Unfortunately, these gains were outweighed by significantly higher commodity, freight and other manufacturing costs which reduced our gross margins. We implemented price increases to offset these costs, but many of our customers require 60 to 90 days’ notice for price adjustments. So while the cost increases hit the third quarter, most of the price increases will not take effect until the fourth quarter of fiscal 2021. Since costs continue to rise, we anticipate implementing additional price increases in the coming months. We continued to invest in sales and marketing programs in order to promote the benefits of our mineral based products. Although we faced a few headwinds in the third quarter, we remain dedicated to profitability enhancement and are focused on driving future growth.”

Consolidated Results
Consolidated net sales for the third quarter of fiscal 2021 reached $76.3 million, essentially flat compared to the prior year. Although demand for cat litter remained high, we did not surpass third quarter fiscal 2020 revenues resulting from a surge in pantry loading across both e-commerce and traditional channels. Sales from industrial, sports, agricultural and animal health products increased in the third quarter over the prior year, while demand for bleaching clay and co-packaged coarse cat litter was down. Consolidated gross profit decreased by approximately $4.9 million, as margins were reduced to 22% in the third quarter of fiscal 2021 from 28% in the same period last year. This decline can be attributed to a 14% increase in cost of goods sold per manufactured ton, driven by higher freight, packaging, materials, natural gas, and non-fuel manufacturing costs. Domestic trucking supply constraints and elevated fuel costs resulted in a 28% increase in freight costs per manufactured ton compared to the same period last year. A 19% increase in packaging costs per manufactured ton due to higher resin prices also contributed to the reduction in margin. Natural gas and material costs per manufactured ton increased by 11% and 9%, respectively, in the third quarter over the prior year. Total selling, general and administrative (“SG&A”) expenses for the third quarter were approximately $1.1 million lower than the prior year, or a 7% decrease. Increased advertising and marketing expenditures were offset by reduced travel, bad debt expense and lower estimated annual incentive bonus accrual for fiscal year 2021 compared to fiscal year 2020. Our Effective Tax Rate (“ETR”) in the third quarter was (1)% compared to 17% in the same period of the prior year. This reduction reflects a decrease in our expected annual taxable income as well as certain employment related credits of which we were able to take advantage. In addition, we were able to claim a tax deduction for foreign-derived income which further reduced the ETR. Net income attributed to Oil-Dri was $2.2 million in the third quarter which represents a 52% decrease from the prior year.

Our balance sheet remains strong with cash and cash equivalents of $30 million and approximately $10 million of debt. During the third quarter of fiscal year 2021, we repurchased 21,159 shares of common stock, with a total value of $736,000.

Products Group Review
The Business to Business (“B2B”) Products Group’s third quarter revenues decreased 1% from the prior year to $26.3 million. Higher demand of agricultural and animal health products was offset by decreases in co-packaging coarse cat litter and bleaching clay sales. Agricultural product revenues rose 7% in the third quarter compared to last year, primarily resulting from increased sales to existing customers. Sales of animal feed additives increased 3% in the third quarter versus the prior year. These gains were due to higher demand within Asia and Latin America but were offset by lower revenues within China. Decreased demand within China was due to the shift in timing of the Chinese New Year from the second quarter in fiscal 2020 to the third quarter in fiscal 2021 when many businesses temporarily shut down in observance of the holiday. Third quarter sales of our bleaching clay and fluids purification products declined by 3% from the prior year. Although revenue decreases were concentrated within Europe, North America and Asia, we experienced sales growth within Latin America. Timing of orders, improved crop conditions and negative impacts due to the pandemic have contributed to the overall decrease in demand of these specialty products. COVID-19 continues to impact this business as many edible oil manufacturing plants have delayed plant tests or have unused product on hand due to lower production. The pandemic has also negatively affected sales of our Ultra-Clear products used for jet fuel processing, as fewer people are traveling by air. Sales from our co-packaged coarse cat litter business decreased 15% in the third quarter as revenues in the same period last year included substantial pantry loading due to the pandemic.

Operating income in the B2B Products Group was $7.1 million in the third quarter, a 13% decrease from the prior year. This decline was a result of lower sales and significant increases in freight, packaging, materials, natural gas, non-fuel manufacturing costs. Third quarter SG&A expenses were flat compared to the prior year. We continued to invest in our animal health business which resulted in higher costs due to increased sales personnel, leadership, and marketing of our animal feed additives. However, these investments were offset by lower travel and bad debt expenses.

The Retail and Wholesale (“R&W”) Products Group’s third quarter revenues reached a record $50 million, a 1% increase over the prior year. A 20% increase in sales from our industrial and sports products drove much of this growth, as commercial businesses are recovering from the pandemic and many sports fields have reopened. Although we continued to experience the positive impact of increased pet adoption resulting from COVID-19 and the overall macro trend of higher spending on pets, net sales of our cat litter decreased in the third quarter compared to the prior year. Last year’s third quarter sales included unprecedented pantry loading in response to state mandated shelter-in-place orders due to COVID-19. However, Oil-Dri’s total cat litter revenues for the third quarter of fiscal year 2021 exceeded all pre-pandemic quarterly net sales results, exemplifying our continued growth despite the normalization of market conditions. Part of the overall R&W Products Group’s revenue improvement in the third quarter of fiscal 2021 can be attributed to strong top line growth from our Canadian subsidiary where we experienced higher demand of industrial absorbent products and cat litter.

Operating income for the R&W Products Group was $2.9 million in the third quarter, a 55% decrease from the prior year. Lower sales and significant increases in freight, packaging, materials, natural gas, and non-fuel manufacturing costs were partially offset by a 5% reduction in SG&A costs. Reduced spending on travel and bad debt expense contributed to the SG&A decrease while advertising spending increased 4%, as we continued to pursue additional share gains with our digital marketing plan. We expect total advertising expenses in fiscal year 2021 to be lower than fiscal year 2020 spending levels.

The Company will host its third quarter of fiscal 2021 earnings teleconference on Wednesday, June 9, 2021 at 9:00 a.m. Central Time. Participation details are available on the company’s website’s Events page.

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Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With 80 years of experience, the company continues to fulfill its mission to Create Value from Sorbent Minerals.

“Oil-Dri” and “Ultra-Clear” are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” or variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Category: Earnings
Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)	Third Quarter Ended April 30
	2021	% of Sales	2020	% of Sales
Net Sales	$76,255	100.0%	$76,256	100.0%
Cost of Sales	(59,732)	(78.3)%	(54,871)	(72.0)%
Gross Profit	16,523	21.7%	21,385	28.0%
Selling, General and Administrative Expenses	(14,592)	(19.1)%	(15,685)	(20.6)%
Operating Income	1,931	2.5%	5,700	7.5%
Interest Expense	(186)	(0.2)%	(108)	(0.1)%
Other Income	417	0.5%	5	—%
Income Before Income Taxes	2,162	2.8%	5,597	7.3%
Income Tax Benefit (Expense)	24	—%	(947)	(1.2)%
Net Income	2,186	2.9%	4,650	6.1%
Net (Loss) Income Attributable to Noncontrolling Interest	(41)	(0.1)%	2	—%
Net Income Attributable to Oil-Dri	$2,227	2.9%	$4,648	6.1%

Net Income Per Share (1): Basic Common	$0.32		$0.66
Basic Class B Common	$0.24		$0.50
Diluted Common	$0.32		$0.65
Diluted Class B Common	$0.24		$0.49
Avg Shares Outstanding: Basic Common	5,133		5,126
Basic Class B Common	1,925		2,036
Diluted Common	5,242		5,224
Diluted Class B Common	1,965		2,064

(1) Our Form 10-Q for the three months ended April 30, 2021 and 2020 reflects a change in presentation for net income per share. We have historically disclosed net income per share for our diluted Common and Class B Common shares in total. As we have two classes of common shares, we have elected to change our net income per share presentation to reflect net income per share for both of our classes of common shares - our diluted Common shares and our diluted Class B Common shares.

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)	Nine Months Ended April 30,
	2021	% of Sales	2020	% of Sales
Net Sales	$226,852	100.0%	$218,383	100.0%
Cost of Sales	(171,853)	(75.8)%	(158,105)	(72.4)%
Gross Profit	54,999	24.2%	60,278	27.6%
Selling, General and Administrative Expenses	(43,647)	(19.2)%	(44,584)	(20.4)%
Operating Income	11,352	5.0%	15,694	7.2%
Interest Expense	(542)	(0.2)%	(314)	(0.1)%
Other Income	1,264	0.6%	52	—%
Income Before Income Taxes	12,074	5.3%	15,432	7.1%
Income Tax Expense	(1,651)	(0.7)%	(2,573)	(1.2)%
Net Income	10,423	4.6%	12,859	5.9%
Net Loss Attributable to Noncontrolling Interest	(87)	—%	(155)	(0.1)%
Net Income Attributable to Oil-Dri	$10,510	4.6%	$13,014	6.0%

Net Income Per Share (1): Basic Common	$1.52		$1.85
Basic Class B Common	$1.14		$1.39
Diluted Common	$1.49		$1.82
Diluted Class B Common	$1.11		$1.37
Avg Shares Outstanding: Basic Common	5,144		5,152
Basic Class B Common	1,928		2,042
Diluted Common	5,256		5,243
Diluted Class B Common	1,969		2,067

(1) Our Form 10-Q for the nine months ended April 30, 2021 and 2020 reflects a change in presentation for net income per share. We have historically disclosed net income per share for our diluted Common and Class B Common shares in total. As we have two classes of common shares, we have elected to change our net income per share presentation to reflect net income per share for both of our classes of common shares - our diluted Common shares and our diluted Class B Common shares.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

		As of April 30
		2021	2020
Current Assets
Cash and Cash Equivalents		$30,318	$20,548
Accounts Receivable, Net		39,088	41,846
Inventories		23,584	24,096
Prepaid Expenses and Other Assets		10,880	7,623
Total Current Assets		103,870	94,113
Property, Plant and Equipment, Net		91,198	90,133
Other Noncurrent Assets		34,566	31,735
Total Assets		$229,634	$215,981

Current Liabilities
Current Maturities of Notes Payable		$1,000	$3,074
Accounts Payable		6,912	10,524
Dividends Payable		1,795	1,735
Other Current Liabilities		26,202	25,614
Total Current Liabilities		35,909	40,947
Noncurrent Liabilities
Notes Payable		8,871	—
Other Noncurrent Liabilities		31,915	28,379
Total Noncurrent Liabilities		40,786	28,379
Stockholders' Equity		152,939	146,655
Total Liabilities and Stockholders' Equity		$229,634	$215,981

Book Value Per Share Outstanding		$21.63	$20.39

Acquisitions of:
Property, Plant and Equipment	Third Quarter	$3,159	$3,584
	Year To Date	$10,757	$10,870
Depreciation and Amortization Charges	Third Quarter	$3,588	$3,470
	Year To Date	$10,653	$10,399

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Nine Months Ended
	April 30
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$10,423	$12,859
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	10,653	10,399
Increase in Accounts Receivable	(3,864)	(7,296)
Decrease (Increase) in Inventories	524	(72)
(Decrease) Increase in Accounts Payable	(4,227)	3,859
(Decrease) Increase in Accrued Expenses	(4,070)	4,612
Decrease in Pension and Postretirement Benefits	(656)	(5,482)
Other	(443)	3,390
Total Adjustments	(2,083)	9,410
Net Cash Provided by Operating Activities	8,340	22,269

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(10,757)	(10,870)
Other	4	112
Net Cash Used in Investing Activities	(10,753)	(10,758)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Notes Payable	—	(3,082)
Dividends Paid	(5,399)	(5,292)
Purchase of Treasury Stock	(2,925)	(4,620)
Other	—	142
Net Cash Used in Financing Activities	(8,324)	(12,852)

Effect of exchange rate changes on Cash and Cash Equivalents	165	27

Net Decrease in Cash and Cash Equivalents	(10,572)	(1,314)
Cash and Cash Equivalents, Beginning of Period	40,890	21,862
Cash and Cash Equivalents, End of Period	$30,318	$20,548